Exhibit 99.1

Annamycin Turns “Cold” Pancreatic Tumors “Hot” in New Preclinical Data Presented at AACR

Data presented at the AACR Conference on Pancreatic Cancer indicate Annamycin’s antitumor activity is partially mediated by CD8+ T cells, supporting a potential immune-mediated mechanism alongside its direct cytotoxic activity

HOUSTON, September 25, 2026 /PRNewswire/ -- Moleculin Biotech, Inc. (Nasdaq: MBRX) (“Moleculin” or the “Company”) today announced new preclinical data indicating that the antitumor activity of its lead drug candidate, Annamycin (naxtarubicin), in pancreatic cancer is partially mediated by CD8+ T cell cytotoxicity. The findings are being presented at the AACR Conference on Pancreatic Cancer: New Frontiers in Biology and Therapeutic Development, held September 25–28, 2026 in San Diego, California.

In preclinical models of pancreatic cancer, Annamycin’s antitumor activity appears to depend in part on CD8+ T cells, the immune system’s primary tumor-killing cells. The finding suggests Annamycin may do more than kill cancer cells directly; it may also expose tumors that are typically considered immunologically “cold” to immune attack.

Pancreatic cancer is among the most treatment-resistant solid tumors, and its characteristically “cold” immune microenvironment is one reason checkpoint inhibitors have shown limited single-agent activity in the disease. Preclinical evidence that Annamycin’s activity is partly immune-mediated points to a potential basis for combination approaches, and complements the immune-modulating mechanism of the Company’s WP1066 program.

Title: “Turning cold pancreatic tumors hot: Antitumor activity of Annamycin is partially mediated by CD8+ T cell cytotoxicity”

Author/Presenter: Angela T. Alistar, MD, Morristown Medical Center, Atlantic Health System / Carol G. Simon Cancer Center

Congress: AACR Conference on Pancreatic Cancer: New Frontiers in Biology and Therapeutic Development

Dates: September 25–28, 2026

Location: Hilton San Diego Bayfront, San Diego, California

These findings were generated in preclinical models. Preclinical results may not be predictive of results in humans, and Annamycin is not currently in clinical development for the treatment of pancreatic cancer.

The abstract for this presentation was published today as a supplement to the September 15, 2026 issue of Cancer Research.

“Annamycin represents a fundamental re-engineering of the anthracycline, one designed to increase efficacy and avoid multidrug resistance and the cardiotoxicity of currently prescribed agents,” said Walter Klemp, Chairman, President and Chief Executive Officer of Moleculin. “These data point to an unexpected additional benefit. In preclinical models of pancreatic cancer, Annamycin’s antitumor activity appears to depend in part on the immune system. If that observation holds, it broadens both where Annamycin might be useful and how it might be combined.”

Annamycin’s lead clinical program remains the ongoing MIRACLE trial evaluating AnnAraC in patients with relapsed or refractory acute myeloid leukemia (AML), which is the Company’s primary development focus and the basis of its near-term milestones. The pancreatic cancer findings described above are preclinical and are not part of the MIRACLE trial.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 2/3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design, multi-center, randomized, double-blind, placebo-controlled Phase 2/3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential efficacy and safety of Annamycin and AnnAraC in R/R AML, the potential immune-mediated mechanism of action of Annamycin, the relevance of preclinical findings in pancreatic cancer to the treatment of human disease, and the potential for Annamycin to be combined with other agents. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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